SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2010

CEDAR FAIR, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio		44870-5259
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Employment Agreement for H. Philip Bender, Regional Vice President

On June 17, 2010, Cedar Fair, L.P. (the “Company”) entered into an employment agreement with H. Philip Bender, Regional Vice President of the Company. The agreement is effective as of June 17, 2010 and ending on November 30, 2011. This agreement will renew automatically for a period of two years commencing December 1, 2011, and on every two-year anniversary of December 1, 2011, thereafter if not terminated by either party. Pursuant to the agreement, Mr. Bender will receive an annual base salary of not less than $277,000 per year. He will also be entitled to participate in one or more of the Company’s incentive compensation plans and equity incentive plans at a level determined by the Board and in the Company’s welfare benefit plans and other benefit programs.

If the Company terminates Mr. Bender’s employment other than for cause, as such term is defined in the agreement, then, upon providing a general release of liability to the Company, Mr. Bender will receive his base salary for the longer of one year or the remaining term of the agreement in accordance with the Company’s payroll practices. Mr. Bender will also be entitled to receive medical and dental insurance for the period of time for which he continues to receive salary payments. If the Company terminates Mr. Bender’s employment for reason of disability, Mr. Bender will receive the same benefits as if he were terminated other than for cause, except that any salary benefits shall be reduced by any payments received by Bender from any short or long term disability plan maintained by the Company. If Bender dies during the term of the agreement, the Company will continue health care coverage for Bender’s immediate family during the remainder of the term of the agreement. If the Company terminates Mr. Bender’s employment for cause, as defined by the agreement, the Company will pay Mr. Bender his base compensation through the date of his termination.

Upon termination, Mr. Bender will be subject to a twelve-month noncompetition and nonsolicitation provision, as defined by the agreement.

Employment Agreement for Richard A. Zimmerman, Regional Vice President

On June 23, 2010, the Company entered into an employment agreement with Richard A. Zimmerman, Regional Vice President of the Company. The agreement is effective as of June 23, 2010 and ending on November 30, 2011. This agreement will renew automatically for a period of two years commencing December 1, 2011, and on every two-year anniversary of December 1, 2011, thereafter if not terminated by either party. Pursuant to the agreement, Zimmerman will receive an annual base salary of not less than $315,000 per year. He will also be entitled to participate in one or more of the Company’s incentive compensation plans and equity incentive plans at a level determined by the Board and in the Company’s welfare benefit plans and other benefit programs.

If the Company terminates Mr. Zimmerman’s employment other than for cause, as such term is defined in the agreement, then, upon providing a general release of liability to the

Company, Mr. Zimmerman will receive his base salary for the longer of one year or the remaining term of the agreement in accordance with the Company’s payroll practices. Mr. Zimmerman will also be entitled to receive medical and dental insurance for the period of time for which he continues to receive salary payments. If the Company terminates Mr. Zimmerman’s employment for reason of disability, Mr. Zimmerman will receive the same benefits as if he were terminated other than for cause, except that any salary benefits shall be reduced by any payments received by Mr. Zimmerman from any short or long term disability plan maintained by the Company. If Mr. Zimmerman dies during the term of the agreement, the Company will continue health care coverage for Mr. Zimmerman’s immediate family during the remainder of the term of the agreement. If the Company terminates Mr. Zimmerman’s employment for cause, as defined by the agreement, the Company will pay Zimmerman his base compensation through the date of his termination.

Upon termination, Mr. Zimmerman will be subject to a twelve-month noncompetition and non-solicitation provision, as defined by the agreement.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 10.1 Employment Agreement with H. Philip Bender

Exhibit 10.2 Employment Agreement with Richard A. Zimmerman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

By:	/s/ Peter J. Crage
Peter J. Crage Corporate Vice President - Finance and Chief Financial Officer

Date: June 23, 2010